Exhibit 99.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

FOR YEARS FOLLOWING THE FIRST FISCAL YEAR

PURSUANT TO EESA §111(b)(4)

I, Peter A. Converse, the Chief Executive Officer of Virginia Commerce Bancorp, Inc. (the “Company”), certify, based on my knowledge, that the Company fully repaid its TARP funds on December 11, 2012, and that, accordingly, the “2012 TARP Period” for the Company began January 1, 2012 and ended December 11, 2012, and that:

(i) The Company’s Personnel and Compensation Committee has discussed, reviewed and evaluated with the senior risk officer, during the first six months of the 2012 TARP Period, the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to the Company, and such review for the second six months of the 2012 TARP Period was completed after the applicable deadline provided in the regulations and guidance established under Section 111 of EESA;

(ii) During the 2012 TARP Period, the Company’s Personnel and Compensation Committee did not identify any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company or of the employee compensation plans that pose risks to the Company;

(iii) The Company’s Personnel and Compensation Committee has reviewed, during the first six months of the 2012 TARP Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and limited any such features, and such review for the second six months of the 2012 TARP Period was completed after the applicable deadline provided in the regulations and guidance established under Section 111 of EESA;

(iv) The Company’s Personnel and Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v) The Company’s Personnel and Compensation Committee will provide a narrative description of how it limited during the 2012 TARP Period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B) Employee compensation plans that unnecessarily expose the Company to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), to the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the 2012 TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the 2012 TARP Period;

(viii) The Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the 2012 TARP Period, except for bonus payments inadvertently made to one applicable employee, which payments were subsequently repaid to the Company;

(ix) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the 2012 TARP Period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) In the proxy statement for its 2012 annual meeting of shareholders, the Company included a non-binding shareholder proposal in compliance with Section 111 of EESA, the regulations and guidance established thereunder, and applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2011, and the Company will include in the proxy statement for its 2013 annual meeting of shareholders a non-binding shareholder proposal in compliance with Section 14A of the Securities Exchange Act of 1934, as amended, and other applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2012, including the 2012 TARP Period;

(xi) The Company will disclose the amount, nature, and justification for the offering, during the 2012 TARP Period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) The Company will disclose whether the Company, the Company’s board of directors, or the Company’s Personnel and Compensation Committee engaged during the 2012 TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2012 TARP Period;

(xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) The Company is not required to submit to Treasury a list of the SEOs and the twenty next most highly compensated employees for the current fiscal year; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 14, 2013

/s/ Peter A. Converse
Peter A. Converse
President and Chief Executive Officer